EXHIBIT 23.1

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of AmbiCom Holdings, Inc. on Form S-1 of our audit report, dated October 31, 2012 relating to the accompanying balance sheet as of July 31, 2012 and 2011 and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

Kim and Lee Corporation, CPAs

/s/ Kim and Lee Corporation, CPAs

Los Angeles, California

January 15, 2013